FOR IMMEDIATE RELEASE	Exhibit 10.1
PERSONAL / CONFIDENTIAL
Mr. Marc de La Guéronnière

Amendment to Employment Agreement

between Mettler-Toledo International Inc., Greifensee Branch, Im Langacher, 8606 Greifensee, Switzerland (the “Company”), and Marc de La Guéronnière born January 5, 1964, citizen of France (hereinafter “employee” and together with the Company, the “parties”).

The parties previously entered into an employment agreement, dated January 27, 2011 (the “Original Agreement”) and, upon the employee’s request, have discussed and agreed upon the condition under which the employee’s transition into retirement could be organized. In order to document the agreement of the parties with respect to the 2026 calendar year (which will be a transition period with respect to employee’s duties and responsibilities in advance of employee’s potential retirement, the parties are entering into this Amendment to Employment Agreement on the terms and conditions set forth below, which amends, effective as of the date hereof, the Original Agreement. At this date, it is contemplated that the employee will ask for retirement effective December 31, 2026 (the “Contemplated Retirement Date”). This Amendment to Employment Agreement satisfies the termination notice provision of the Original Agreement.

Function	Head of North American Market Organization; Head of Sales, Marketing and Service Excellence; and Member of the Group Management Committee (GMC); it being agreed by the parties that employee’s duties and responsibilities may be transitioned to others from time to time during 2026 in connection with transition described above.

Employing Company/Position Location	Mettler-Toledo SAS, Viroflay, France (MT-F}. The principal place of work is Paris. Given the international presence of the company, employee's duties will require regular business travel to the Group's various locations, in particular throughout Europe.

If not otherwise stipulated in this Amendment to Employment Agreement, the general rules of employment of MT-F apply. Notwithstanding the foregoing, employee shall perform his duties during 2026 at fifty percent (50%) of employee's prior full-time time commitment. The allocation of such fifty percent time commitment shall be reasonably determined by the parties from time to time during 2026.

Remuneration
Base Salary of EUR 280,000 gross per annum, payable in accordance with the Company's payroll practices. As of January 1, 2026, the Base Salary shall be EUR 140,000 gross per annum. Employee may be considered for a Base Salary adjustment in April, 2026.

This Amendment to Employment Agreement does not amend employee's annual cash bonus eligibility for 2025. For calendar year 2026, employee shall have eligibility to participate in the same bonus plan that he participated in during 2025, subject to a fifty (50) percent pro rata payout (if the applicable bonus plan has a payout) of his adjusted Base Salary for 2026 taking into account any discretionary increase in base salary described above.

In addition, for calendar year 2026, employee will be eligible for an additional bonus of EUR 150,000 which shall be based on the successful transition of employee's duties and responsibilities (as determined by the Company) and which will be payable, to the extent earned, in January, 2027.

Expenses	Reimbursement of actual business expenses against documentation in line with MT-F regulations and Group policies

Company Car	Employee shall be provided with a company car in line with the company car rules and regulations of MT-F, as actually valid or as may be amended from time to time.

Equity Incentive Plan	For 2025, employee's eligibility for participation in the METTLER TOLEDO Equity Incentive Plan as may be amended from time to time shall not be affected by the changes to Base Salary which will be implemented in 2026 as described above. For the avoidance of doubt, employee shall not receive any new equity grants made by METTLER TOLEDO in 2026. Employee will continue to vest during his employment in 2026 for purposes of previously granted equity compensation awards, without regard to employee's reduced time obligation for 2026. Such vesting shall otherwise be subject to the terms and conditions of the applicable award and plan. Employee understands that employee's equity awards will not be entitled any accelerated vesting in connection with employee's retirement and that the treatment of such awards in connection with employee's retirement shall be the applicable treatment upon a termination of employment, as set forth in the applicable plan or agreement (including with respect to the administrative authority of the Company or an affiliate, as set forth therein).

Personnel Insurance
Participation in the personnel insurance plans as statutory in France and as established by MT-F for its employees and as might be amended from time to time. Actual plans in place:
–Social Security and retirement plan
–Disability and life insurance
–Medical insurance (health & accident)

Vacation	For 2025, vacation shall continue to be 30 working days per calendar year, which includes compensation for overtime. Such vacation time shall be 15 working days for the 2026 calendar year. Unused vacation days cannot be converted for cash payment. Unused vacation days in a given year will not be carried forward.

Duration/Notice Period/Termination	This Amendment to Employment Agreement is effective as of the date hereof. No additional notice is required of other party in connection with employee's retirement on the Contemplated Retirement Date. This Amendment to Employment Agreement does not affect employee's retirement benefits, which shall be paid or provided in accordance with the applicable terms upon or following the Contemplated Retirement Date.

Confidentiality	Employee agrees to keep confidential both during and after his employment with METTLER TOLEDO all information of a confidential nature not generally known outside of METTLER TOLEDO, and not to use such confidential information other than for purposes of performing his duties for METTLER TOLEDO.

Non-Competition	While employee is employed by METTLER TOLEDO and for a period of twelve months after his termination, employee shall not directly or indirectly (a) engage in or be employed in any business anywhere in the world which competes with the businesses of METTLER TOLEDO, or (b) solicit for hire or hire any METTLER TOLEDO employee.

Previous Employment Agreements	This Amendment to Employment Agreement amends the Original Agreement, effective as of the date hereof and supersedes any prior agreements with respect to the subject matter hereof. The acquired years of service since July 15, 2001 are taken into consideration where applicable.

Applicable Law	This agreement shall be governed by French law.

Mettler-Toledo International Inc., Greifensee Branch             The Employee

/s/ Patrick Kaltenbach /s/ Susan Graham-Bryce             /s/ Marc de La Guéronnière

Patrick Kaltenbach Susan Graham-Bryce                Marc de La Guéronnière

Amendment to Employment Agreement Marc de La Guéronnière dated October 21, 2025